Exhibit 10.57

Issuer:	Bioxytran Inc. or SPV as designated (the “Company”)

Investors:	Black Diamond Financial Group LLC (“Black Diamond” or “BDFG”), and/or its assigns as designated by BDFG, (collectively, the “Investor” and, together with permitted assignees, the “Holders”).

Investment: The terms set forth below are indicative only and subject to review and acceptance of the Company and the Investor.

Joint Venture:

The parties agree to form a joint venture, formed as a subsidiary to Bioxytran, for the development, distribution of prolectin-1 and prolactin-1i. The joint venture shall by the end of below funding be owned 50%-50% between the Company and the Investor and controlled on a 50%-50% basis.

Contributions by Company:

The Company shall assign the exclusive use of prolectin-1and prolactin-1i for the treatment of Coronavirus and Influenza to the joint venture. This shall include an exclusive, non-revocable license for provisional or obtained patents for the indication. The Company will also contribute the expertise and knowledge to validate products for distribution based on indications of use of prolectin-1 and prolactin-1i.

Contributions by Investor:

The Investor shall contribute capital for validation as per the agreed budget and shall be responsible for developing and implementing the necessary financial structures for distributions of drugs based on prolectin-1 and prolactin-1i.

Project Supervision:	The therapeutic development of prolectin-1 and prolactin-1i will be managed by the Company.

Budget of JV:	The Investor will fund the joint venture on the following budget:
•	Preparatory Period – Two Weeks - $50,000
○	To be advance within five days of signing, funds to be used for the filing of intellectual property and hiring of Project Manager and filing of initial Pre-IND.
•	Stage One – Four to Six Weeks- $1.4M
○	Funding to be initiated 20 days after signing and advanced on a budgeted/approved basis.
○	Use of funds for manufacturing of drug, auditing, and testing, and invitro testing
○	Milestones: Invitro results, ie knowing it works, GMP product, and pre-IND submission, “go or no go” decision.
○	Issuance of 1.4 million 6-month warrants with an exercise price of $2.00 in BIXT

•	Stage Two - Four to Six Weeks - $1.0M
○	Funding to be advance on a budgeted/approved basis upon completion of Stage One
○	Respond to feedback and protocols from IND.
○	Animal Studies and invitro studies as recommended by IND.
○	Sites selection for human trials.
○	Nuclear Magnetic Residence testing
○	Milestones: Drug is binding to site, “go or no go” decision
○	Issuance of 1.0 million 2-year warrants with an exercise price of $2.50 in BIXT

•	Stage Three – Four to Six Weeks - $2.6M
○	Funding to be advanced on a budgeted/approved basis commencing at the end of Stage Two
○	Clinical trial for forty patients at an estimated cost of $65,000 per patient
○	Success!
○	Issuance of 2.6 million 3-year warrants with an exercise price of $3.00 in BIXT

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“No Go” Decision:

Should a “no go” decision be reached at the end of any stage indicating the failure of prolectin-1 and prolactin-1i for COVID 19 and Influenza, the joint venture partners will receive the license of prolactin-1c for Cancer Metastasis and develop a budget for funding the indication and seek to raise capital for these indications, being mutually diluted by such capital.

Conversion option:

After complete funding of the $5.0M, but before signature of a licensing deal. BDFG can convert its 50% ownership in the JV into a 17.5% owner-stake of BIXT. (The certificate(s) shall be free of restrictive legends and trading restrictions if the shares of Common Stock underlying the portion of the conversion right being converted are eligible under a resale exemption pursuant to Rule 144(b)(1)(ii) and Rule 144(d)(1)(ii) of the Securities Act of 1933, as amended).

Funding Earn In:	For each $50,000 advanced under this contract, the Investor will earn a 0.5% interest in the JV and its respective terms.

Conditions:	The transactions contemplated hereby will be subject to customary closing conditions, including, but not limited to:

- Satisfactory results of business, tax, legal, environmental and regulatory due diligence, as determined by BDFG in its sole discretion;

- The parties agreeing upon and executing and delivering the Definitive Agreements;

- Notes on terms satisfactory to the parties;

- Receipt of any required governmental and third-party consents;

- Absence of injunction, litigation, etc.;

- No material adverse change;

- The shares to be issued pursuant to the conversion of the Notes and exercise of the Warrants will be authorized and reserved for issuance, subject to repayment of the existing convertible Notes.

Confidentiality:

This Term Sheet is confidential, and none of its provisions or terms shall be disclosed to anyone who is not a prospective purchaser of the securities contemplated herein, an officer or director of the Company or such party’s respective agents, advisers or legal counsel, unless required by law.  BDFG shall continue to be under the confidentiality obligations set forth in the Confidentiality Agreement entered into with the Company on March 29, 2020.

Definitive Agreements:

Mutually acceptable definitive agreements will be initially prepared by Black Diamond’s counsel, which will include agreements covering the above items described in this term sheet and such other terms as may be mutually acceptable to the parties thereto (the “Definitive Agreements”).  The Definitive Agreements will contain other customary and appropriate terms in addition to the terms set forth herein and agreed upon by the parties.

Governing Law:	State of Colorado.

Due Diligence:

This term sheet is subject to the satisfactory completion of due diligence by the Investor and its affiliates.  Black Diamond and its representatives will be provided reasonable access at reasonable times to the books, records, financial statements, contracts, internal financial reports and projections, other materials and assets, as well as key personnel, as reasonably requested to allow the Investor and its affiliates to adequately complete their due diligence examination. The Company’s representatives will cooperate with Black Diamond and its affiliates and representatives in connection with their due diligence investigation.

Costs and Expenses:

The Company shall promptly reimburse Black Diamond for all reasonable out of pocket fees, costs and expenses incurred by Black Diamond relating to the transactions described herein to fund the investment, including expenses related to the due diligence investigation as well as the preparation and negotiation of the agreements and other documentation related to the issuance and sale of the Parts, which shall not exceed $25,000.  Such expenses to be reimbursed only if the Closing occurs and such amounts being paid to Black Diamond at the Closing.

Transaction Fee:

BDFG, or its assigns shall be entitled to a Structuring and Management Fee of $200,000 to be paid by the JV on a prorated basis as funds are advanced at each stage for the first $4,000,000 adv to the JV.

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BDFG and the Company will agree to payment of any other Finders or engagement of Investment Bankers, if funding above and beyond initial budget will be required.

Exclusivity:

Upon the acceptance of this agreement Black Diamond, on behalf of itself and the funds it manages, shall have the Exclusive right to fund the investments under the terms provided by this term sheet.  Such exclusivity shall continue as long as Black Diamond maintains the budgeted advances as set forth.  The Company shall not directly or indirectly solicit, encourage, initiate or provide any information to any person, entity or group concerning the Transaction or matters described herein that would conflict with, or preclude, consummation of the transaction contemplated in this term sheet. The exclusivity is released if parties do not sign definitive documents within 15 days and is contingent upon an immediate non-refundable payment of the $50,000 for the preparatory period.

General:	1)

The Company can issue a press release or other public announcement regarding this transaction (including a Form 8-K), provided that the Company shall provide Black Diamond 2 days prior written notice and opportunity to review and provide reasonable comments to such press release and Form 8-K, provided however, such review and right to comment of Black Diamond’s shall not prevent the Company from proceeding with any such filing in order to complying with its filing and disclosure obligations under applicable law.

This Term Sheet reflects the principal terms of the transactions contemplated hereby.  Notwithstanding any prior corporate approvals of this Term Sheet or any other action, no party or any of its affiliated companies, or the officers, directors or agents of any of them will have any legal obligation (except the obligation to negotiate in good faith and finalize the definitive agreements, subject only to the specific contingencies and including all of the transaction terms described in this Term Sheet) to any other party or any other person or entity by reason of this Term Sheet or any other matter contemplated hereby or giving rise hereto, until the parties execute definitive agreements providing for the transactions contemplated hereby; provided that the terms under section titled Confidentiality and Exclusivity shall be binding on the parties.

ACCEPTED AND AGREED TO BY

BLACK DIAMOND FINANCIAL GROUP LLC

By: Patrick Imeson
Title: Managing Director

BIOXYTRAN, INC.

By: David Platt
Title: Chairman and Chief Executive Officer

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